Exhibit 99.1

Contacts: Dan Darazsdi +1 910 558 7915 daniel.darazsdi@ppdi.com Luke Heagle +1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Fourth Quarter and Full Year 2010 Financial Results

Highlights:

•	Net revenue growth of 9% over Q4 2009

•	Diluted EPS of $0.40 in Q4 2010

•	Cash flow from operations of $241 million in 2010

•	Announced $200 million accelerated share repurchase program

WILMINGTON, N.C. (February 8, 2011) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2010.

PPD recorded net revenue of $388.5 million for the fourth quarter of 2010, an increase of 8.7 percent over net revenue of $357.4 million for the fourth quarter of 2009. Fourth quarter 2010 income from operations was $62.9 million, compared to $37.8 million for the same period in 2009. Fourth quarter 2010 diluted earnings per share were $0.40, compared to $0.16 for the fourth quarter of 2009. Fourth quarter 2010 diluted earnings per share included a gain of $7.7 million related to the company’s investment in Celtic Therapeutics, impairments of equity investments totaling $4.2 million related to the company’s investment portfolio, and non-recurring building impairment and lease termination costs totaling $2.9 million.

Net revenue for the full year 2010 was $1.47 billion, compared to $1.42 billion for the full year 2009. Full year 2010 income from operations was $187.5 million, compared to $214.3 million for the full year 2009. Diluted earnings per share for the full year 2010 were $1.04, compared to $1.34 for the full year 2009.

“We were pleased to deliver on our commitment to shareholders by achieving our full year 2010 net revenue and diluted earnings per share guidance,” said David Grange, chief executive officer of PPD. “In the fourth quarter of 2010, we delivered solid net revenue growth year-over-year, while continuing to expand our operating margin and generating strong cash flow from operations. We intend to remain focused on our business development efforts, global productivity improvement, and cost control to create value for our shareholders.”

Clinical Development Services

Clinical Development Services segment net revenue for the fourth quarter of 2010 was $276.9 million, compared to $256.7 million for the fourth quarter of 2009. Fourth quarter 2010 income from operations for this segment was $50.7 million, compared to $36.9 million for the fourth quarter of 2009.

Full year 2010 Clinical Development Services segment net revenue was $1.04 billion, compared to $1.03 billion for the full year 2009. Full year 2010 income from operations for this segment was $152.5 million, compared to $167.9 million for the full year 2009.

Laboratory Services

Laboratory Services segment net revenue for the fourth quarter of 2010 was $81.2 million, compared to $71.4 million for the fourth quarter of 2009. Fourth quarter 2010 income from operations for this segment was $12.2 million, compared to $12.4 million for the fourth quarter of 2009.

Full year 2010 Laboratory Services segment net revenue was $313.1 million, compared to $274.6 million for the full year 2009. Full year 2010 income from operations for this segment was $46.8 million, compared to $55.0 million for the full year 2009.

Other Financial Information

Gross authorizations for the fourth quarter of 2010 totaled $602.3 million. Backlog at December 31, 2010, was $3.4 billion. Contract cancellations and adjustments for the fourth quarter of 2010 were $167.9 million.

Cash flow from operations for the full year 2010 was $240.7 million. At December 31, 2010, PPD had $638.3 million in cash and investments. The effective tax rate for continuing operations in the fourth quarter of 2010 was 29.2 percent.

Accelerated Share Repurchase Program

PPD also announced today that it intends to enter into an accelerated share repurchase agreement with Barclays Capital Inc. under which PPD will repurchase shares of its common stock. The company will use approximately $200 million of cash on hand to repurchase shares. The majority of the shares to be repurchased under the program are expected to be retired during the first quarter of 2011.

“In 2010, we made several strategic investments to differentiate our services, strengthen our client relationships, and improve our operational execution,” said Fred Eshelman, executive chairman of PPD. “In the year ahead, we intend to leverage our investments, global infrastructure, and financial strength to enhance our position in the industry and drive value for our shareholders.”

PPD will conduct a live conference call and webcast tomorrow, February 9, 2011, at 9:00 a.m. ET to discuss its fourth quarter and full year 2010 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	31274697

PPD is a leading global contract research organization providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 43 countries and more than 11,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; success in sales growth; loss of or delay in large contracts; higher-than-expected cancellation rates; competition within the outsourcing industry; our ability to implement and risks associated with stock repurchases; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as integration and impairments, including PPD’s investment in Celtic Therapeutics; risks associated with and dependence on collaborative relationships; the ability to attract, integrate and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Net revenue:
Service revenue	$328,627	$358,050	$1,315,767	$1,363,056
Reimbursed revenue	28,775	30,460	101,003	107,514

Total net revenue	357,402	388,510	1,416,770	1,470,570

Direct costs	185,952	198,344	731,755	763,292
Research and development	10,075	1,480	13,339	16,733
Selling, general and administrative	106,812	110,572	389,624	437,955
Depreciation and amortization	16,737	15,263	63,855	65,138
Restructuring costs	—	—	3,892	—

Operating income	37,826	62,851	214,305	187,452

Impairment of investments	(2,076)	(4,249)	(2,076)	(4,999)
(Loss)/gain from equity method investment	(1,278)	7,650	(1,278)	(701)
Other income, net	1,444	768	3,547	6,417

Income from continuing operations before income taxes	35,916	67,020	214,498	188,169
Provision for income taxes	10,995	19,537	62,892	60,840

Income from continuing operations	24,921	47,483	151,606	127,329

Discontinued operations, net of taxes	(5,930)	—	7,689	(3,662)

Net income	18,991	47,483	159,295	123,667

Net loss attributable to non-controlling interest	—	374	—	374

Net income attributable to shareholders	$18,991	$47,857	$159,295	$124,041

Income per share from continuing operations:
Basic	$0.21	$0.40	$1.28	$1.07

Diluted	$0.21	$0.40	$1.28	$1.06

Income (loss) per share from discontinued operations:
Basic	$(0.05)	$—	$0.07	$(0.03)

Diluted	$(0.05)	$—	$0.06	$(0.03)

Net income per share:
Basic	$0.16	$0.40	$1.35	$1.05

Diluted	$0.16	$0.40	$1.34	$1.04

Dividends declared per common share	$0.15	$0.15	$0.575	$0.60

Weighted average number of shares outstanding:
Basic	118,173	118,947	118,007	118,692

Diluted	118,918	120,030	118,769	119,676

PPD, Inc.

Segment Information

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Net revenue:
Clinical Development Services	$256,713	$276,898	$1,034,865	$1,041,973
Laboratory Services	71,367	81,152	274,589	313,073

Development	328,080	358,050	1,309,454	1,355,046

Discovery Sciences	547	—	6,313	8,010
Reimbursed revenue	28,775	30,460	101,003	107,514

Total	$357,402	$388,510	$1,416,770	$1,470,570

Operating income (loss):
Clinical Development Services	$36,919	$50,659	$167,858	$152,487
Laboratory Services	12,377	12,192	55,006	46,825

Development	49,296	62,851	222,864	199,312

Discovery Sciences	(11,470)	—	(8,559)	(11,860)

Total	$37,826	$62,851	$214,305	$187,452

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2010
Cash, cash equivalents, short-term and long-term investments	$642,106	$638,297
Accounts receivable and unbilled services, net	429,670	435,876
Total assets	2,030,203	1,992,046
Unearned income	297,844	317,191
Shareholders’ equity	1,346,127	1,289,010

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31, 2009	December 31, 2010
Cash and cash equivalents	$408,903	$479,574
Short-term investments	144,645	79,976
Long-term auction rate securities	88,558	78,747

	$642,106	$638,297